CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 28, 2005

Date of Report

(Date of Earliest Event Reported)

ONLINE PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-69270	22-3774845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 East Interstate 30, Suite 100

Rockwall, Texas 75087

(Address of principal executive offices (zip code))

(972) 771-3863

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On September 28, 2005, in conjunction with Chardan Capital, LLC, an advisor we engaged to assist us to find merger candidates, we entered into a Memorandum of Understanding to acquire Diguang International Holdings, Inc., a British Virgin Islands holding company which, through its subsidiaries, specializes in the design, production and distribution of small to medium-sized LED and CCFL backlights and front lights for various thin film transistor liquid crystal displays and super-twisted nematic liquid crystal display applications.  Those applications include color displays for cell phones, digital cameras, televisions, computer displays, camcorders, PDAs, DVD, CD and MP3 players, appliance displays and the like.  Diguang conducts that business principally through the operations of its wholly-owned subsidiary, Shenzhen Diguang Electronics Co., Ltd., which is based in the Peoples Republic of China and was formed in 1996 under the laws of the PRC.  Two additional subsidiaries of Diguang International are Well Planner Limited and Diguang Technology Ltd.  Well Planner Limited was registered in Hong Kong in April 2001 and is involved with purchasing backlight raw materials and various sales activities.  Diguang Technology Ltd. was organized under the laws of the British Virgin Islands in April 2003 and serves as an international purchasing and sales group for Diguang.

Pursuant to the Memorandum of Understanding, Online Processing will acquire Diguang in a reverse take over Transaction by virtue of a Share Exchange.  Upon consummation of the proposed Transaction, Online Processing will change its name to Diguang.  Prior to the proposed Transaction, Online Processing will cancel some of its previously issued shares and effect a-3-for 5 reverse stock split, leaving Online Processing with 1,143,000 shares issued and outstanding prior to the Transaction.  Under the terms of the Share Exchange, Diguang’s shareholders will receive 18,250,000 shares of Online Processing’s common stock at the time of the Transaction (equal to 75.24% of the total issued and outstanding common stock of the post-Transaction company).  Simultaneously, in a private placement, Online Processing intends to raise Funds in the amount of $12,000,000 in exchange for 2,400,000 of its common shares.  At the close of the private placement, Online Processing will have 22,593,000 common shares issued and outstanding inclusive of all warrants and common stock compensation.  In addition, the current owners of Diguang are entitled to receive, on an all or none basis each year, an additional aggregate of 6,000,000 shares for the four years beginning in 2006, if they achieve after tax profits of$15,100,000, $24,500,000, $36,400,000 and $43,196,000 in the years ending December 31st 2006, 2007, 2008 and 2009, respectively.

The closing of the Transaction is subject to customary closing conditions, including Online Processing’s Board of Directors approval of the Share Exchange agreement, and the redomiciling of Online Processing as a British Virgin Islands company.  In addition, the closing is conditioned on the successful raising of the Funds in the private placement and the US GAAP financial audit of Diguang not differing adversely from the financial condition disclosed to Online Processing in the MOU, as well as on the satisfactory results of additional legal and operational due diligence.  If the closing conditions are satisfied or waived, the Transaction is expected to be effective before the end of 2005.

The Memorandum of Understanding provides for a breakup fee of $500,000 payable by the parties under certain conditions.  Online Processing and Chardan Capital, which is an advisor to Online Processing and also a party to the Memorandum of Understanding, will be required to pay Diguang, $500,000 in the event that the proposed transaction is not completed and Diguang’s financial results do not vary adversely by more than 5% from those disclosed in the MOU.  Similarly, if Diguang is unable to complete the proposed transaction or its audit shows its financial condition to be less favorable than represented in the MOU by more than 10%, it will be required to pay Online Processing and Chardan Capital $500,000.  Chardan Capital has agreed to indemnify Online Processing for its portion of the break-up fee in the event that the break up is attributed to Chardan Capital and Online Processing, provided the breakup is not a result of any action or inaction on the part of Online Processing.

The shares that Online Processing intends to issue in the private placement disclosed herein will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  The foregoing disclosure does not constitute an offer to sell or solicitation of an offer to buy securities of Online Processing.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibit 2.1	Memorandum of Understanding
Exhibit 99.1	Indemnification Side Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE PROCESSING, INC.

By:  /s/ Terri Wonderly

Terri Wonderly,

Chief Executive Officer

Dated:  September 28, 2005

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